                                                             FORM N-18F-1

                                                  SECURITIES AND EXCHANGE COMMISSION
                                                         Washington, DC 20549

                                            Notification of Election Pursuant to Rule 18f-1
                                               Under the Investment Company Act of 1940

                                                     OPPENHEIMER REAL ESTATE FUND
                                                6803 S. Tucson Way, Englewood, CO 80112
                                           ------------------------------------------------
                                                    Name and Address of Registrant

                                                       NOTIFICATION OF ELECTION
                                                ---------------------------------------

The  undersigned  registered,  open-end,  non-diversified,  management  investment  company hereby notifies the Securities and Exchange
Commission  that it  elects to commit  itself  to pay in cash all  redemptions  by a  shareholder  of  record  in  accordance  with the provisions of Rule 18f-1 under the Investment  Company Act of 1940. It is understood that this election is irrevocable  while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                                               SIGNATURE
                                                           -----------------

Pursuant to the  requirements  of Rule 18f-1 under the Investment  Company Act of 1940, the registrant has caused this  notification of election to be duly executed on its behalf in the city of Englewood and the state of Colorado on the 10th day of January 2002.

                                                     OPPENHEIMER REAL ESTATE FUND
                                                     -----------------------------------
                                                     Name of Registrant

                                                     By:  /s/ Robert G. Zack
                                                     ------------------------------

                                                     Robert G. Zack, Secretary

ATTEST:

/s/ Katherine P. Feld
 ------------------------
Katherine P. Feld

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